Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com

CARROLS RESTAURANT GROUP, INC. REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR OF 2012

Syracuse, New York — (Business Wire) — February 28, 2013 — Carrols Restaurant Group, Inc. ("Carrols" or the “Company”) (Nasdaq: TAST) today announced financial results for the fourth quarter and full year ended December 30, 2012. The Company also provided guidance for 2013.

Highlights for the fourth quarter of 2012 versus the fourth quarter of 2011 include:

▪	Restaurant sales increased 87.5% to $162.6 million including $71.7 million in sales from the 278 BURGER KING® restaurants that were acquired on May 30, 2012;

▪	Comparable restaurant sales at legacy restaurants were strong and increased 7.3%, including customer traffic growth of 1.1% and an average check increase of 6.2%;

▪
Net loss from continuing operations was $8.8 million, or $0.39 per diluted share, compared to a net loss from continuing operations of $0.3 million, or $0.02 per diluted share, in the prior year period;

▪
Net loss from continuing operations included certain charges, including integration costs related to the acquisition and costs related to the conclusion and settlement of long-standing litigation with the EEOC. In aggregate these charges were approximately $4.0 million, or $0.11 per diluted share after tax. Net income from continuing operations in the prior year period included acquisition costs of $0.5 million, or $0.01 per diluted share after tax;

▪
Adjusted EBITDA, a non-GAAP measure, was $3.3 million compared to $5.5 million in the prior year period. (Please refer to the reconciliation of Adjusted EBITDA to net loss from continuing operations in the tables at the end of this release).

Highlights for the full year 2012 versus the full year 2011 include:

▪	Restaurant sales increased 55.3% to $539.6 million including $174.3 million in sales from the acquired restaurants and an increase in comparable restaurant sales at legacy restaurants of 7.1%;

▪
Net loss from continuing operations was $18.8 million, or $0.83 per diluted share, compared to a net loss from continuing operations of $0.5 million, or $0.02 per diluted share, in the prior year period;

▪
Net loss from continuing operations included acquisition and integration-related costs, costs for the conclusion and settlement of the EEOC litigation and a loss from the refinancing completed in May 2012. In aggregate these charges were approximately $12.9 million, or $0.35 per diluted share after tax. Net loss from continuing operations in the prior year included charges of $1.9 million, or $0.05 per diluted share after tax, related to the acquisition, the EEOC litigation and a loss on the 2011 refinancing;

▪	Adjusted EBITDA, a non-GAAP measure, was $25.0 million compared to $25.4 million in the prior year period.

As of December 30, 2012, Carrols owned and operated 572 BURGER KING® restaurants.

Daniel T. Accordino, Chief Executive Officer of Carrols Restaurant Group, Inc. said, “Comparable restaurant sales at our legacy restaurants remained strong and increased 7.3% for the quarter, the sixth consecutive quarter of positive trends. We believe that the combination of innovation and targeted promotions from Burger King® has enabled us to broaden our customer demographic, attract new customers and raise our average check. Profitability and restaurant operating margins have improved at our legacy restaurants reflecting the positive impact of Burger King's brand initiatives. We are also experiencing positive momentum from our remodeling initiatives and upgraded 80 restaurants in 2012 to the new 20/20 design.”

Accordino continued, “Solid results at our legacy restaurants, however, are being offset by the relatively weaker results experienced thus far at the acquired restaurants, including integration costs. There remains a considerable opportunity to improve financial results at these restaurants, and while not evident by our fourth quarter results, we have in fact begun to make progress. We closed the gap on both labor expense and cost of sales in the quarter, have continued to do so early in 2013 and expect our progress in improving restaurant profitability to accelerate throughout 2013. We continue to focus on improving the operating culture in these restaurants, instilling our P&L disciplines and improving both sales and margins. These are things that will take a little time, but after operating these restaurants now for a few months, we remain confident that we understand and are addressing the challenges.”

Fourth Quarter 2012 Financial Results

Restaurant sales grew 87.5% to $162.6 million in the fourth quarter of 2012, including $71.7 million of sales from the acquired restaurants, compared to $86.7 million in the fourth quarter of 2011. Comparable restaurant sales at our legacy restaurants increased 7.3% as customer traffic grew 1.1% and average check rose 6.2%, including an effective price increase of 1.8%. Average weekly sales for our legacy restaurants increased 8.0% to $23,967 from $22,198 in the same period last year. Average weekly sales for the acquired restaurants were $20,160.

Adjusted EBITDA was $3.3 million in the fourth quarter of 2012, or 2.0% of restaurant sales, compared to $5.5 in the fourth quarter of 2011, or 6.3% of restaurant sales. Legacy restaurants contributed positively to Adjusted EBITDA and Adjusted EBITDA Margin, as their restaurant-level expenses were leveraged on the comparable restaurant sales increase. However, the operating performance of the acquired restaurants negatively impacted both Adjusted EBITDA and Adjusted EBITDA Margin.

General and administrative expenses were $12.5 million in the fourth quarter of 2012 compared to $6.2 million in the fourth quarter of 2011, and as a percentage of sales, increased to 7.7% from 7.2%. Included in general and administrative expenses were $2.6 million in costs related to the conclusion and settlement of the Company's long-standing litigation with the EEOC.

Loss from operations was $9.6 million in the fourth quarter of 2012 compared to income from operations of $0.2 million in the fourth quarter of 2011.

Interest expense increased to $4.7 million during the fourth quarter of 2012 from $1.0 million in the fourth quarter of 2011 as a result of higher outstanding indebtedness and higher interest rates on indebtedness as a result of the refinancing completed on May 30, 2012.

Net loss from continuing operations was $8.8 million, or $0.39 per diluted share, compared to a net loss from continuing operations of $0.3 million, or $0.02 per diluted share, in the same period last year. The net loss from continuing operations in 2012 included $1.4 million in acquisition and integration costs with respect to the acquired restaurants ($0.04 per diluted share after tax). These integration costs primarily consisted of $1.0 million in above-normal repairs and maintenance costs and $0.5 million for the early termination of an armored-car service contract at many of the acquired restaurants which is estimated to save $1.2 million annually. Also included in the net loss from continuing operations were $2.6 million in costs related to settling litigation with the EEOC ($0.07 per diluted share after tax).

2013 Guidance

The Company is providing the following annual guidance:

▪	Total sales of $670 million to $700 million including a comparable restaurant sales increase at legacy restaurants of 2% to 4%;

▪	A commodity cost increase of 3% to 4%;

▪	General and administrative expenses of approximately $34 million to $36 million;

▪	An effective income tax benefit of 45% to 50% including the carryover benefit for 2012 WOTC credits;

▪	Capital expenditures of approximately $40 million to $50 million, including $30 million to $40 million for remodeling 90 to 120 restaurants; and

▪	Four to six restaurant closures.

Accordino concluded, “Sales have slowed initially in 2013 and we expect comparable restaurant sales to decrease modestly in the first quarter. We believe that there are a number of causes including challenging prior year comparisons, worse weather conditions, increased competitive activity, and lower consumer spending as customers adjust to the higher payroll tax and rising gas prices. Nevertheless, we expect consumer trends to improve as we move further into the year, and anticipate regaining the momentum of Burger King's brand initiatives and our remodeling activity.”

Conference Call Today
Daniel T. Accordino, Chief Executive Officer, and Paul Flanders, Chief Financial Officer, will host a conference call to discuss fourth quarter and full year 2012 financial results today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 877-941-8416 or for international callers by dialing 480-629-9808. A replay will be available one hour after the call and can be accessed by dialing 800-406-7325 or for international callers by dialing 303-590-3030; the passcode is 4596727. The replay will be available until Thursday, March 7, 2013. The call will also be webcast live from www.carrols.com under the investor relations section.

Investor Conference Participation
Carrols also announced today that Paul Flanders, Chief Financial Officer, will be presenting at the Raymond James 34th Annual Institutional Investors Conference in Orlando, Florida on Monday, March 4, 2013 at 4:00 PM ET. The presentation will be webcast live from www.carrols.com under the investor relations section.

About the Company
Carrols Restaurant Group, Inc. is Burger King Corporation's largest franchisee, globally, with 572 BURGER KING® restaurants as of December 30, 2012 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Twelve Months Ended (a)
	December 30, 2012	January 1, 2012	December 30, 2012	January 1, 2012
Restaurant sales	$162,583	86,702	$539,608	347,518
Costs and expenses:
Cost of sales	53,243	26,524	172,698	103,860
Restaurant wages and related expenses (c)	51,049	27,152	169,857	109,155
Restaurant rent expense	12,059	5,514	37,883	22,665
Other restaurant operating expenses (c)	28,199	13,227	88,883	53,389
Advertising expense	7,120	3,540	22,257	14,424
General and administrative expenses (b) (c)	12,474	6,229	36,085	20,982
Depreciation and amortization	7,784	4,346	26,321	16,058
Impairment and other lease charges	725	265	977	1,293
Other income	(481)	(270)	(717)	(720)
Total costs and expenses	172,172	86,527	554,244	341,106
Income (loss) from operations	(9,589)	175	(14,636)	6,412
Interest expense	4,711	968	12,764	7,353
Loss on extinguishment of debt	—	11	1,509	1,244
Loss from continuing operations before income taxes	(14,300)	(804)	(28,909)	(2,185)
Benefit for income taxes	(5,506)	(455)	(10,093)	(1,661)
Net loss from continuing operations	(8,794)	(349)	(18,816)	(524)
Income (loss) from discontinued operations, net of tax	(114)	408	(72)	11,742
Net income (loss)	$(8,908)	$59	$(18,888)	$11,218

Diluted net income (loss) per share:
Continuing operations	$(0.39)	$(0.02)	$(0.83)	$(0.02)
Discontinued operations	(0.01)	0.02	—	0.54
Diluted weighted average common shares outstanding	22,748	21,715	22,580	21,678

(a)
The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and twelve months ended December 30, 2012 and January 1, 2012 each included 13 and 52 weeks, respectively.

(b)
General and administrative expenses include stock-based compensation expense of $337 and $242 for the three months ended December 30, 2012 and January 1, 2012, respectively, and $925 and $1,037 for the twelve months ended December 30, 2012 and January 1, 2012, respectively. General and administrative expenses also include costs related to the Company's litigation and settlement with the EEOC of $2,636 and $3 for the three months ended December 30, 2012 and January 1, 2012, respectively, and $5,343 and $190 for the twelve months ended December 30, 2012 and January 1, 2012, respectively.

(c)
Results for the twelve months ended December 30, 2012 included certain excess or above normal costs due to the integration of the 278 Burger King restaurants acquired from Burger King Corporation. These included approximately $1,800 in restaurant labor, $2,100 for previously deferred repairs and maintenance, $485 for an early contract termination penalty, and $500 of general and administrative costs for above normal recruiting and management training, meeting costs and moving expenses. Such integration costs for the three months ended December 30, 2012 included $1,000 for previously deferred repairs and maintenance and $485 for an early contract termination penalty. General and administrative expenses also included legal and other professional fees incurred in connection with the acquisition of $(90) and $458 for the three months ended December 30, 2012 and January 1, 2012, respectively, and $1,180 and $458 for the twelve months ended December 30, 2012 and January 1, 2012, respectively.

Carrols Restaurant Group, Inc.
Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)		(unaudited)
	Three Months Ended (a)		Twelve Months Ended (a)
	December 30, 2012	January 1, 2012	December 30, 2012	January 1, 2012
Restaurant Sales: (a)
Legacy restaurants	$90,842	$86,702	$365,331	$347,518
Acquired restaurants	71,741	—	174,277	—
Total sales	$162,583	$86,702	$539,608	$347,518
Change in Comparable Restaurant Sales (b)	7.3%	1.5%	7.1%	(1.4)%
Adjusted EBITDA (c)	3,288	5,489	24,972	25,448
Adjusted EBITDA margin (c)	2.0%	6.3%	4.6%	7.3%
Average Weekly Sales per Restaurant: (d)
Legacy restaurants	23,967	22,198	23,931	22,187
Acquired restaurants	20,160	—	20,681	—
Expenses - Legacy Restaurants: (e)
Cost of sales	30.8%	30.6%	30.6%	29.9%
Restaurant wages and related expenses	30.4%	31.3%	30.6%	31.4%
Restaurant rent expense	6.4%	6.4%	6.3%	6.5%
Other restaurant operating expenses	15.1%	15.3%	15.0%	15.4%
Advertising expense	4.2%	4.1%	3.9%	4.2%
Expenses - Acquired Restaurants: (e)
Cost of sales	35.2%		34.9%
Restaurant wages and related expenses	32.7%		33.3%
Restaurant rent expense	8.7%		8.5%
Other restaurant operating expenses	20.2%		19.5%
Advertising expense	4.6%		4.6%
Number of Company Owned Restaurants:
Restaurants at beginning of period	572	302	298	305
New restaurants	—	—	—	2
Acquired restaurants	—	—	278	—
Closed restaurants	—	(4)	(4)	(9)
Restaurants at end of period	572	298	572	298

	At 12/30/12	At 1/1/12
Long-term Debt (f)	$161,492	$68,705
Cash (g)	58,290	10,991

(a)
Acquired restaurants represent the Burger King restaurants acquired from Burger King Corporation on May 30, 2012. Legacy restaurants refer to the Company's Burger King restaurants other than the acquired restaurants.

(b)	Restaurants are included in comparable restaurant sales after they have been open or owned for 12 months.

(c)
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of EBITDA and Adjusted EBITDA to net income (loss) from continuing operations for further detail. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of restaurant sales.

(d)	Average weekly restaurant sales are derived by dividing restaurant sales by the average number of restaurants operating during the period.

(e)	Represent restaurant expenses as a percentage of sales for the respective group of restaurants.

(f)
Long-term debt (including current portion) at December 30, 2012 included $150,000 of the Company's 11.25% Senior Secured Second Lien Notes, $1,197 of lease financing obligations and $10,295 of capital lease obligations. Long-term debt (including current portion) at January 1, 2012 included $63,375 of outstanding term loan borrowings under Carrols LLC’s prior senior credit facility, $4,000 of outstanding revolving credit borrowings under Carrols LLC’s prior senior credit facility, $1,194 of lease financing obligations and $136 of capital lease obligations. Debt balances at January 1, 2012 exclude Fiesta Restaurant Group, Inc. debt.

(g)
Cash balance includes $20 million of restricted cash at December 30, 2012 held as collateral for the Company's revolving credit facility. Cash balances at January 1, 2012 exclude Fiesta Restaurant Group, Inc. cash.

Carrols Restaurant Group, Inc.
EBITDA and Adjusted EBITDA GAAP Reconciliation

	(unaudited)		(unaudited)
	Three Months Ended (a)		Twelve Months Ended (a)
	December 30, 2012	January 1, 2012	December 30, 2012	January 1, 2012
EBITDA and Adjusted EBITDA: (a)
Net loss from continuing operations	$(8,794)	$(349)	$(18,816)	$(524)
Benefit for income taxes	(5,506)	(455)	(10,093)	(1,661)
Interest expense	4,711	968	12,764	7,353
Depreciation and amortization	7,784	4,346	26,321	16,058
EBITDA	(1,805)	4,510	10,176	21,226
Impairment and other lease charges	725	265	977	1,293
Acquisition and integration costs	1,395	458	6,042	458
EEOC litigation and settlement costs	2,636	3	5,343	190
Stock compensation expense	337	242	925	1,037
Loss on extinguishment of debt	—	11	1,509	1,244
Adjusted EBITDA	$3,288	$5,489	$24,972	$25,448

(a)
EBITDA represents net income (loss) from continuing operations, before provision (benefit) for income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition and integration costs, EEOC litigation and settlement costs, stock compensation expense and loss on extinguishment of debt. Management excludes these items from EBITDA when evaluating the Company's operating performance and believes that Adjusted EBITDA provides a more meaningful comparison than EBITDA of the Company's core business operating results, as well as with those of other similar companies. Management believes that EBITDA and Adjusted EBITDA, when viewed with the Company's results of operations calculated in accordance with GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that EBITDA and Adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The table above provides a reconciliation between net income (loss) from continuing operations and EBITDA and Adjusted EBITDA.

Carrols Restaurant Group, Inc.
Consolidated Quarterly Statements of Operations
(in thousands except per share amounts)

In the fourth quarter of 2012, the Company finalized its allocation of the purchase price for the acquisition of 278 Burger King restaurants from Burger King Corporation, to the tangible and identifiable intangible assets acquired and liabilities assumed with the acquisition. Adjustments to the preliminary purchase price allocation recorded during the period ended December 30, 2012 were primarily related to changes in the valuations in the preliminary appraisals of identifiable intangible assets, tangible assets, the Company's determination of the fair value of restaurant equipment and leasehold improvements and the valuation of favorable and unfavorable lease arrangements. The impact of these adjustments included a reduction of rent expense of $186 and a reduction of depreciation expense of $678 pertaining to the second and third quarters of 2012. The following table sets forth certain unaudited supplemental quarterly financial data for the periods indicated, recast to reflect the impact of the fair value adjustments for the acquisition as if they had originally been recorded on May 30, 2012.

	(unaudited)
	Quarter Ended
	April 1, 2012	July 1, 2012	September 30, 2012	December 30, 2012
Restaurant sales	$85,450	122,104	$169,471	162,583
Costs and expenses:
Cost of sales	26,122	38,877	54,456	53,243
Restaurant wages and related expenses	27,868	37,446	53,494	51,049
Restaurant rent expense	5,683	7,932	12,209	12,059
Other restaurant operating expenses	13,643	18,221	28,820	28,199
Advertising expense	2,696	4,604	7,837	7,120
General and administrative expenses	6,199	8,081	9,331	12,474
Depreciation and amortization	4,693	6,149	7,695	7,784
Impairment and other lease charges	26	101	125	725
Other income	—	—	(236)	(481)
Total costs and expenses	86,930	121,411	173,731	172,172
Income (loss) from operations	(1,480)	693	(4,260)	(9,589)
Interest expense	915	2,646	4,492	4,711
Loss on extinguishment of debt	—	1,509	—	—
Loss from continuing operations before income taxes	(2,395)	(3,462)	(8,752)	(14,300)
Provision (benefit) for income taxes	508	(2,683)	(2,412)	(5,506)
Net loss from continuing operations	(2,903)	(779)	(6,340)	(8,794)
Income (loss) from discontinued operations, net of tax	(624)	668	(2)	(114)
Net loss	$(3,527)	$(111)	$(6,342)	$(8,908)
Supplemental Data:
Stock compensation expense (a)	$102	$177	$309	$337
Integration and acquisition expenses (b)	411	836	3,400	1,395
EEOC litigation and settlement costs	95	674	1,938	2,636
EBITDA (c)	3,213	5,333	3,435	(1,805)
Adjusted EBITDA (c)	3,847	8,630	9,207	3,288
Adjusted EBITDA margin (c)	4.5%	7.1%	5.4%	2.0%

(a)	Stock compensation expense is included in general and administrative expenses.

(b)	Represents expenses incurred in connection with the acquisition and integration of 278 Burger King restaurants from Burger King Corporation.

(c)
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of EBITDA and Adjusted EBITDA to net income (loss) from continuing operations for further detail.